Exhibit 10.1

Information in this exhibit marked [*] has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such information is not material and is the type of information that the registrant treats as private or confidential.

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This AGREEMENT (“AGREEMENT”) is made on this 14th day of May, 2014, by and between Novel Anti-Infective Technologies, LLC, a limited liability corporation organized and existing under the laws of the State of Texas and having a principal place of business located at 4207 Clearwater Ct., Missouri City, TX 77459 (“LICENSOR”) and Leonard-Meron Biosciences, Inc., a Delaware corporation having a principal place of business located 11 Commerce Drive, First Floor, Cranford, NJ 07016 (“LICENSEE”).

RECITALS

A.	LICENSOR obtained, pursuant to a Patent and Technology License Agreement dated as of May 7, 2014 (the “SYSTEM LICENSE AGREEMENT”), certain patent and technology rights from THE BOARD OF REGENTS (“BOARD”) of THE UNIVERSITY OF TEXAS SYSTEM (“SYSTEM”), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, on behalf of THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER (“UTMDACC”), a member institution of SYSTEM.

B.	LICENSOR desires to have the LICENSED SUBJECT MATTER developed in the LICENSED FIELD and used for the benefit of LICENSEE, BOARD, SYSTEM, UTMDACC, the inventor(s), and the public as outlined in BOARD’s Intellectual Property Policy.

C.	LICENSEE wishes to obtain a license from LICENSOR to practice LICENSED SUBJECT MATTER in the LICENSED FIELD.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

I. EFFECTIVE DATE

1.1	This AGREEMENT is effective as of the date written above (“EFFECTIVE DATE”) which is the date fully executed by all parties.

II. DEFINITIONS

As used in this AGREEMENT, the following terms have the meanings indicated:

2.1	AFFILIATE means any business entity more than fifty percent (50%) owned by LICENSEE, any business entity which owns more than fifty percent (50%) of LICENSEE, or any business entity that is more than fifty percent (50%) owned by a business entity that owns more than fifty percent (50%) of LICENSEE.

2.2	INDIVIDUAL PRODUCT means a LICENSED PRODUCT that is distinctive from another LICENSED PRODUCT in a significant way, e.g., more than just a variation in color or size. By way of example, and not by way of limitation, if two LICENSED PRODUCTS require individual REGULATORY APPROVAL (excluding products that differ only in color, dosage and size) each shall be considered a different INDIVIDUAL PRODUCT. By way of further example, if two LICENSED PRODUCTS have substantially different, non-overlapping uses, each shall be considered a different INDIVIDUAL PRODUCT. If a LICENSED PRODUCT is determined to be a new INDIVIDUAL PRODUCT under the SYSTEM LICENSE AGREEMENT such determination shall govern for the purposes of this AGREEMENT.

2.3	LICENSED FIELD means the field of use identified in Exhibit 2.

2.4	LICENSED PRODUCT(S) means any product or service sold by LICENSEE or its AFFILIATES or their sublicensees comprising LICENSED SUBJECT MATTER pursuant to this AGREEMENT. For clarity, LICENSED PRODUCTS will include such product and services sold in any jurisdiction in the TERRITORY even if no PATENT RIGHTS exist or are pending in that jurisdiction.

2.5	LICENSED SUBJECT MATTER means the inventions and discoveries covered by the PATENT RIGHTS or TECHNOLOGY RIGHTS within the LICENSED FIELD.

2.6	LICENSED TERRITORY means worldwide excluding only South America.

2.7	[RESERVED.]

2.8	NET SALES means the gross revenues received by LICENSEE or its AFFILIATES or sublicensees from a SALE, less sales discounts actually granted, sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation actually prepaid or allowed, and amounts actually allowed or credited due to returns (not exceeding the original billing or invoice amount), all as recorded by LICENSEE or its AFFILIATES or their sublicensees in their official books and records in accordance with generally accepted accounting practices and consistent with their published financial statements and/or regulatory filings with the United States Securities and Exchange Commission, if any. For clarity, it is understood and agreed that, with respect to NET SALES of a LICENSED PRODUCT made by a sublicensee or AFFILIATE (or by a sublicensee or AFFILIATE) to a third party, the “gross revenue” figure referenced above (for purposes of calculating the amount of NET SALES subject to the royalties specified in Section 4.1(d) below) shall be the greater of: (1) the gross revenue received by LICENSEE from the sublicensee, AFFILIATE or distributor for the transfer of such LICENSED PRODUCT to the sublicensee, or AFFILIATE for resale; or (2) the gross revenue received by such sublicensee, or AFFILIATE from such third party for the transfer or disposition of such LICENSED PRODUCT to the third party. If a LICENSED PRODUCT is SOLD by LICENSEE, a sublicensee, or an AFFILIATE of either, to a distributor in which LICENSEE, any sublicensee or an AFFILIATE of either has any economic interest, including but not limited to equity or debt, or with which any of them have any other agreement, then any SALE by such distributor shall be deemed to be a SALE by such LICENSEE, sublicensee or AFFILIATE for purposes of this AGREEMENT.

2.9	PATENT RIGHTS means BOARD's and LICENSOR’s rights in the information or discoveries described in invention disclosures, or claimed in any patents and/or patent applications, whether domestic or foreign, as identified in Exhibit 1 attached hereto, and all divisionals, continuations, continuations-in-part (to the extent the claims of such continuations-in-part are entitled to claim priority to the aforesaid patents and/or patent applications identified in Exhibit 1), reissues, reexaminations, extensions or foreign counterparts of the patents and/or patent applications identified in Exhibit 1, and any letters patent, domestic or foreign that issue thereon.

2.10	REGULATORY APPROVAL means the approval required by the United States Food and Drug Administration (“FDA”) in the United States (or the equivalent regulatory agency or governmental authority for any country other than the United States) to market and sell a LICENSED PRODUCT for human use in the applicable country.

2.11	REGULATORY APPROVAL FILING means the filing or submission to the FDA (or equivalent regulatory agency or governmental authority for a country other than the United States) necessary to get REGULATORY APPROVAL to market and sell a LICENSED PRODUCT for human use in the applicable country, including, but not limited to, an IDE, 510K or IND application filed with/submitted to the FDA in the United States, or an equivalent filing or submission to an equivalent regulatory agency or governmental authority for a country other than the United States. For clarity, “REGULATORY APPROVAL FILING” means the filing or submission itself, and does not mean the actual approval which may ultimately be granted by the regulatory agency or governmental authority to actually market and sell a LICENSED PRODUCT for human use.

2.12	ROYALTY EXPIRATION DATE means the date that all patents within the PATENT RIGHTS have expired and all patent applications within the PATENT RIGHTS have been cancelled, withdrawn or expressly abandoned.

2.13	SALE or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than LICENSEE or a ROYALTY-FREE PRACTITIONER. As used herein, “ROYALTY-FREE PRACTITIONER” means UTMDACC and the following individuals: Issam I. Raad, M.D. and Hend Hanna, M.D. (“PHYSICIAN INVENTORS”), and any partner or associate who practices medicine with one or more of the PHYSICIAN INVENTORS, but with respect to such partner or associate, only for such time as he/she is engaged in a bona fide medical practice with one or more of the PHYSICIAN INVENTORS. Notwithstanding the foregoing, the term “SALE” or “SOLD” shall not include transfers or dispositions of LICENSED PRODUCTS to third parties for no or nominal consideration in order to perform such clinical trials as are reasonably required to obtain the regulatory approval necessary to sell a LICENSED PRODUCT. In addition, the term “SALE” or “SOLD” shall not include transfer or disposition of a LICENSED PRODUCT for value to a sublicensee or AFFILIATE, unless the sublicensee or AFFILIATE is the end user of such LICENSED PRODUCT.

2.14	SUBLICENSING CONSIDERATION means all consideration (unless specifically excepted, below) received by LICENSEE from any sublicensee in consideration of a sublicense pursuant to Section 3.3 hereinbelow, including but not limited to, up-front payments, marketing, distribution, franchise, option, license, or documentation fees, assignment fees, bonus fees, equity, and milestone payments for milestones other than those milestones requiring a payment under Section 4.1(f) herein. SUBLICENSING CONSIDERATION shall not include patent fees paid by a sublicensee to LICENSEE as reimbursement for specific, identified patent expenses previously paid, or to be paid, by LICENSEE to LICENSOR or UTMDACC pursuant to an invoice sent to LICENSEE in accordance with Section 4.1(a), below, provided that LICENSEE has paid the amount owing under such invoice. In addition, SUBLICENSING CONSIDERATION shall not include funds paid by a sublicensee for future research to be performed by LICENSEE relating to LICENSED SUBJECT MATTER if: (a) the respective sublicense agreement expressly states that such funds are for research covering the LICENSED SUBJECT MATTER to be performed by LICENSEE after the actual date of signatory execution of the sublicense agreement; and (b) LICENSEE does in fact perform such research after execution of, and in accordance with, the sublicense agreement. For the avoidance of doubt, LICENSEE shall not deduct from SUBLICENSING CONSIDERATION: (1) any amounts received from a sublicensee as reimbursement or recoupment of research expenses incurred by LICENSEE before the actual date of full execution of the sublicense agreement by all parties thereto; (2) any overhead or indirect costs for research described in subparts (a) and (b) above; or (3) any payments by a sublicensee for LICENSEE’s achievement of research or similar milestone events. Notwithstanding anything in this Agreement to the contrary, SUBLICENSING CONSIDERATION will exclude any royalty revenue and other payments made to LICENSEE based on SALES.

2.15	TECHNOLOGY RIGHTS means BOARD's and LICENSOR’s rights in any technical information, know-how, processes, procedures, compositions, devices, methods, formulae, protocols, techniques, software, designs, drawings or data created by the inventor(s) listed in Exhibit 1 at UTMDACC before the EFFECTIVE DATE, which are not claimed in PATENT RIGHTS but that are necessary for practicing PATENT RIGHTS.

2.16	VALID CLAIM means a claim of: (a) any issued, unexpired patent that has not been withdrawn, abandoned, canceled or disclaimed, or revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (b) any pending patent application that that has not been cancelled, withdrawn, abandoned or finally disallowed without the possibility of appeal or refilling, and that has not been pending for more than ten (10) years from the application’s file date. For purposes of clarification, if a claim in an application has been pending for more than ten (10) years from the application’s file date, and a patent subsequently issues on such application containing such claim, then upon the earlier of allowance of the claim (or issuance of the patent containing such claim, the claim shall thereafter be considered a VALID CLAIM.

III. LICENSE

3.1	LICENSOR hereby grants to LICENSEE a royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to manufacture, have manufactured, use, import, offer to sell and/or sell LICENSED PRODUCTS within the LICENSED TERRITORY for use within LICENSED FIELD. This grant is subject to the payment by LICENSEE to LICENSOR of all consideration as provided herein (on the due date, or prior to the expiration of any cure period, if applicable), and is further subject to the following rights retained by BOARD and UTMDACC to:

(a)	Publish the general scientific findings from research related to LICENSED SUBJECT MATTER, subject to the terms of ARTICLE XI–Confidential Information and Publication; and

(b)	Use LICENSED SUBJECT MATTER for research, teaching, patient care, and other academically-related purposes; and

(c)	Transfer LICENSED SUBJECT MATTER to academic or research institutions for non-commercial research use.

3.2	LICENSEE may extend the license granted herein to any AFFILIATE provided that the AFFILIATE consents in writing to be bound by this AGREEMENT to the same extent as LICENSEE. LICENSEE agrees to deliver such contract to LICENSOR within thirty (30) calendar days following execution thereof.

3.3	LICENSEE may grant sublicenses under LICENSED SUBJECT MATTER consistent with the terms of this AGREEMENT, provided that LICENSEE shall use all commercially reasonable efforts to diligently enforce the sublicenses including, but not limited to, collecting all amounts due LICENSEE from sublicensees and taking all commercially reasonable steps to terminate any sublicense in which the sublicensee is in default on any payments owed or any other material obligations existing thereunder. If a sublicensee pursuant hereto becomes bankrupt, insolvent or is placed in the hands of a receiver or trustee, LICENSEE, to the extent allowed under applicable law and in a timely manner, agrees to use its commercially reasonable efforts to collect all consideration owed to LICENSEE and to have the sublicense agreement confirmed or rejected by a court of proper jurisdiction.

3.4	LICENSEE must deliver to LICENSOR a true and correct copy of each sublicense granted by LICENSEE, and any modification or termination thereof, within thirty (30) calendar days after execution, modification, or termination.

3.5	If this AGREEMENT is terminated pursuant to ARTICLE XIII-Term and Termination, LICENSOR agrees to accept as successors to LICENSEE, existing sublicensees in good standing at the date of termination provided that each such sublicensee consents in writing to be bound by all of the terms and conditions of the SYSTEM LICENSE AGREEMENT.

IV. LICENSE CONSIDERATION, PAYMENTS AND REPORTS

4.1	In consideration of rights granted by LICENSOR to LICENSEE under this AGREEMENT, LICENSEE agrees to pay LICENSOR the following:

(a)	All out-of-pocket expenses LICENSOR is required to pay to or on behalf of UTMDACC in filing, prosecuting, enforcing and maintaining PATENT RIGHTS, and all such future expenses paid to or on behalf of UTMDACC, for so long as, and in such countries as this AGREEMENT remains in effect (“PATENT EXPENSES”). LICENSOR will invoice LICENSEE after the AGREEMENT has been fully executed by all parties for expenses incurred as of that time and on a quarterly basis thereafter. The invoiced amounts will be due and payable by LICENSEE within thirty (30) calendar days of the receipt of the invoice. Upon written request, LICENSOR shall provide LICENSEE with documentation of out-of-pocket expenses with respect to a particular invoice or invoices. Notwithstanding the foregoing, in the event that there are multiple licensees of an issued patent or a proposed or pending patent application within the PATENT RIGHTS (i.e., additional licensees to such patent or such proposed or pending patent application in other fields of use), then LICENSEE shall be obligated to pay only a pro rata share of the PATENT EXPENSES attributable to that patent or proposed or pending patent application. The pro rata share shall be calculated based on the total amount of PATENT EXPENSES attributable to that issued patent or proposed or pending patent application divided by the total number of licensees with active licenses to the patent or the proposed or pending patent application. At the time LICENSEE is sent an invoice for PATENT EXPENSES, LICENSOR shall notify LICENSEE of the total number of active licensees to such patents or proposed or pending patent applications for which such PATENT EXPENSES were incurred and shall specify the pro rata amount owed by LICENSEE for each, as applicable. In the event additional licensees to a patent or a proposed or pending patent application are added after LICENSEE has paid an invoice, LICENSEE shall not be entitled to a refund of any past payments for PATENT EXPENSES. However, the pro rata amount of prospective payments due to LICENSOR by LICENSEE for PATENT EXPENSES attributable to a patent or a proposed or pending patent application under this AGREEMENT shall be adjusted to reflect the total number of licensees with active licenses to such patent or proposed or pending patent application. It is understood and agreed that in the event that a license to an additional licensee is terminated, LICENSEE’s pro rata share of PATENT EXPENSES will increase, and shall be calculated based on the total unpaid amount owed to LICENSOR for PATENT EXPENSES attributable to that patent or patent application divided by the total number of licensees with active licenses to such patent or patent application. For clarity, if LICENSEE is the only licensee of a patent or a proposed or pending patent application within the PATENT RIGHTS, LICENSEE shall be responsible for all PATENT EXPENSES attributable to such patent or proposed or pending patent application; and

(b)	A nonrefundable license fee in the amount of $325,000. This fee will not reduce the amount of any other payment provided for in this ARTICLE IV, and is due and payable (with invoice) within thirty (30) calendar days after the AGREEMENT has been fully executed by all parties. This license fee is not subject to the forty-five (45) day cure period set forth in Section 13.4(b); and

(c)	The following nonrefundable annual maintenance fees (“Annual Maintenance Fee(s)”) due and payable (without invoice) within thirty (30) calendar days of the applicable anniversary of the EFFECTIVE DATE until the first SALE as follows:

(1)	$30,000 due and payable within thirty (30) calendar days of the first anniversary of the EFFECTIVE DATE; and

(2)	$45,000 due and payable within thirty (30) calendar days of the second anniversary of the EFFECTIVE DATE; and

(3)	$50,000 due and payable within thirty (30) calendar days of the third anniversary of the EFFECTIVE DATE; and

(4)	$75,000 due and payable within thirty (30) calendar days of the fourth anniversary of the EFFECTIVE DATE; and

(5)	$90,000 due and payable within thirty (30) calendar days of the fifth and each subsequent anniversary of the EFFECTIVE DATE until the first SALE; and

(6)	for the year in which the first SALE occurs, a pro-rated portion of the Annual Maintenance Fee will be paid within thirty (30) calendar days of SALE which equals the percentage of the year remaining when the first SALE occurs multiplied by $90,000; provided that this final Annual Maintenance Fee will be credited against running royalties; and

(d)	A running royalty on NET SALES of LICENSED PRODUCTS, said royalty rate being calculated as follows on a per annum basis. As used in this Section 4.1(d), “per annum” means per each one year period commencing on each anniversary of the EFFECTIVE DATE:

(1)	For LICENSED PRODUCTS, the royalty rate shall be [*]% of NET SALES of LICENSED PRODUCTS.

(2)	In the event a LICENSED PRODUCT sold in the United States is not covered by a VALID CLAIM in the United States at the time of SALE, then LICENSEE may reduce the royalty rates specified in subsection (1) above from [*]% of NET SALES to [*]% of NET SALES of LICENSED PRODUCTS.

(3)	In the event a LICENSED PRODUCT sold in a country other than the United States is not covered by a VALID CLAIM in such country of SALE at the time of such SALE, then LICENSEE may reduce the royalty rates specified in subsection (1) above from [*]% of NET SALES to [*]% of NET SALES of LICENSED PRODUCTS.

(4)	In addition, with respect to NET SALES of LICENSED PRODUCTS that are not covered by a VALID CLAIM in the country of SALE at the time of SALE, if an unrelated third party (e.g., an independent third party who is not a sublicensee of or otherwise authorized by LICENSEE, any AFFILIATE, sublicensee or other entity owned or controlled by LICENSEE to make such SALE) is selling a competing product in that country that is the same or substantially the same as the LICENSED PRODUCT being sold by LICENSEE in such country and such unrelated third party sales of the competing product in that country accounts for [*] percent ([*]%) or more of aggregate sales of the LICENSED PRODUCT and competing product in such country in the preceding six (6) month period, then the running royalty in such country for such LICENSED PRODUCT shall thereafter be reduced to [*]% of NET SALES for so long as no VALID CLAIM exists, and such third party competition persists, in such country.

(e)	After the first SALE of any LICENSED PRODUCT, minimum aggregate annual royalties (“Minimum Annual Royalty”) due and payable (without invoice) within thirty (30) calendar days of the first and subsequent anniversaries of the EFFECTIVE DATE which follow the first SALE as follows:

(1)	$100,000 due and payable within thirty (30) calendar days of the first anniversary of the EFFECTIVE DATE which follows the first SALE, provided, however, that in the event that there is less than a twelve (12) month period between the first SALE, and the first anniversary of the EFFECTIVE DATE which follows the first SALE, then LICENSEE shall pay the following as the Minimum Annual Royalty on the first anniversary of the EFFECTIVE DATE which follows the first SALE: (1) the Annual Maintenance Fee due for that year multiplied by the fraction, A/C, where A is the number of months between the anniversary of the EFFECTIVE DATE preceding the first SALE, and the first SALE, and C is twelve (12); and (2) the Minimum Annual Royalty multiplied by the fraction, B/C, where B is the number of months between the first SALE, and the first anniversary of the EFFECTIVE DATE which follows the first SALE, C is twelve (12), and A + B = twelve (12); and

(2)	Thereafter, Minimum Annual Royalty shall increase by $25,000 per year up to a maximum of $150,000 (i.e., $125,000 shall be due and payable within thirty (30) calendar days of the second anniversary of the EFFECTIVE DATE which follows the first SALE; $150,000 shall be due and payable within thirty (30) calendar days of the third anniversary of the EFFECTIVE DATE which follows the first SALE, and every anniversary occurring thereafter.

Payments actually made to LICENSOR for running royalties accruing during the one year period preceding an anniversary of the EFFECTIVE DATE pursuant to Sections 4.1(d) and 4.1(i) may be credited against the Minimum Annual Royalty due on that anniversary date; and

(f)	The following milestone payments, due and payable one time for the first achievement of each milestone for each INDIVIDUAL PRODUCT, regardless of whether the milestone is achieved by LICENSEE, a sublicensee or AFFILIATE and regardless of whether such milestone is subsequently achieved multiple times for an INDIVIDUAL PRODUCT:

(1)	Acceptance by the FDA of a REGULATORY APPROVAL FILING submitted by LICENSEE, its AFFILIATES or SUBLICENSEES: $[*];

(2)	first SALE of a LICENSED PRODUCT by LICENSEE, its AFFILIATES or SUBLICENSEES in the United States following REGULATORY APPROVAL: $[*]

(3)	cumulative NET SALES of a LICENSED PRODUCT in the U.S. exceed $[*]: [*]

(4)	REGULATORY APPROVAL in Japan with respect to REGULATORY APPROVAL FILING submitted by LICENSEE, its AFFILIATES or SUBLICENSEES: $[*];

(5)	REGULATORY APPROVAL in EMEA with respect to REGULATORY APPROVAL FILING submitted by LICENSEE, its AFFILIATES or SUBLICENSEES: $[*]; and

(6)	REGULATORY APPROVAL in any one of the following: Canada, Australia, India, China, Taiwan, South Korea, Brazil or Russian, with respect to REGULATORY APPROVAL FILING submitted by LICENSEE, its AFFILIATES or SUBLICENSEES: $[*]

(7)	cumulative NET SALES of LICENSED PRODUCTs exceed $[*]: $[*]

(8)	cumulative NET SALES of LICENSED PRODUCTs exceed $[*]: $[*]

Each of the foregoing milestone payments shall be made within thirty (30) calendar days of achievement of the applicable milestone. LICENSEE shall specify with each milestone payment the applicable milestone to which the payment pertains. The foregoing milestone payments shall not reduce the amount of any other payment provided for in this ARTICLE IV; and

(g)	The following percentages of all SUBLICENSING CONSIDERATION, as defined above, will be calculated based on the status of REGULATORY APPROVAL and/or SALE of LICENSED PRODUCTS for which the SUBLICENSING CONSIDERATION is paid:

(1)	[*]% of all SUBLICENSING CONSIDERATION received for United States rights on or after the EFFECTIVE DATE but prior to the earlier of: (a) the first acceptance of a REGULATORY APPROVAL FILING in the United States by the applicable regulatory agency or governmental authority for a LICENSED PRODUCT; or (b) the first SALE of a LICENSED PRODUCT in the United States; and

(2)	[*]% of all SUBLICENSING CONSIDERATION received for United States rights on or after the earlier of: (a) the first acceptance of a REGULATORY APPROVAL FILING in the United States by the applicable regulatory agency or governmental authority for a LICENSED PRODUCT; or (b) the first SALE of a LICENSED PRODUCT in the United States; and

(3)	[*]% of all SUBLICENSING CONSIDERATION received for rights outside the United States on or after the EFFECTIVE DATE but prior to the earlier of: (a) the first acceptance of a REGULATORY APPROVAL FILING outside the United States by the applicable regulatory agency or governmental authority for a LICENSED PRODUCT; (b) the first SALE of a LICENSED PRODUCT outside the United States or (c) 18 months from the Effective Date; and

(4)	[*]% of all SUBLICENSING CONSIDERATION received for rights outside the United States on or after the earlier of: (a) the first acceptance of a REGULATORY APPROVAL FILING outside the United States by the applicable regulatory agency or governmental authority for a LICENSED PRODUCT; (b) the first SALE of a LICENSED PRODUCT outside the United States or (c) 18 months from the Effective Date; and

(h)	a one-time Assignment Fee (in consideration for LICENSOR allowing the assignment), due and payable prior to any permitted assignment of this AGREEMENT pursuant to Section 12.1 below, in the amount of $[*]. Nothing in this Section 4.1(h) shall be construed as relieving LICENSEE of its obligations under Section 12.1, below, to obtain any necessary consent prior to assignment; and

4.2	Unless otherwise provided, all such payments are payable (without invoice) within thirty (30) calendar days after March 31, June 30, September 30, and December 31 of each year during the term of this AGREEMENT, at which time LICENSEE will also deliver to LICENSOR a true and accurate report, giving such particulars of the business conducted by LICENSEE, its AFFILIATES and its sublicensees, if any exist, during the preceding three (3) calendar months under this AGREEMENT as necessary for LICENSOR to account for LICENSEE's payments hereunder. This report will include pertinent data required to calculate the payments owed hereunder, including, but not limited to:

(a)	the accounting methodologies used to account for and calculate the items included in the report and any differences in such accounting methodologies used by LICENSEE since the previous report; and

(b)	a list of LICENSED PRODUCTS produced for the three (3) preceding calendar months categorized by the INDIVIDUAL PRODUCT and country of sale; and

(c)	the total quantities of LICENSED PRODUCTS, itemized by the categories listed in Section 4.2(b); and

(d)	the total SALES, itemized by the categories listed in Section 4.2(b), and the calculation of NET SALES, showing the gross revenues and all deductions; and

(e)	the royalties computed and due LICENSOR, itemized by the categories listed in Section 4.2(b), and/or minimum royalties; and

(f)	all consideration received from each sublicensee or assignee, itemized by the categories listed in Section 4.2(b) to the extent applicable, and the calculation of all payments due LICENSOR; and

(g)	all other amounts due LICENSOR herein, and an explanation as to how such amounts were calculated.

Simultaneously with the delivery of each such report, LICENSEE agrees to pay LICENSOR the amount due, if any, for the period of such report. These reports are required after the first SALE or first receipt of consideration from a sublicensee or assignee, even if no payments are due. In addition, upon written request from LICENSOR, LICENSEE shall provide such quarterly reports prior to the first SALE.

4.3	During the term of this AGREEMENT and for one (1) year thereafter, LICENSEE agrees to keep complete and accurate records of its and its AFFILIATES' SALES and NET SALES, SUBLICENSING CONSIDERATION and its sublicensees’ SALES and NET SALES, in sufficient detail to enable the royalties and other payments due hereunder to be determined. LICENSEE agrees to permit LICENSOR or its representatives, at LICENSOR 's expense, to examine LICENSEE’s books, ledgers, and records during regular business hours, and upon reasonable notice, for the purpose of and to the extent necessary to verify any report required under this AGREEMENT. Such examination shall be conducted no more frequently than once every twelve (12) months. If any amounts due LICENSOR are determined to have been underpaid in an amount equal to or greater than five percent (5%) of the total amount due during the period so examined, then LICENSEE will pay the cost of the examination plus accrued interest at the highest allowable rate.

4.4	Within thirty (30) calendar days following each anniversary of the EFFECTIVE DATE, LICENSEE will deliver to LICENSOR a written progress report as to LICENSEE's (and any sublicensee’s) efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER in the LICENSED TERRITORY and LICENSEE's (and sublicensees') commercialization plans for the upcoming year.

4.5	All amounts payable hereunder by LICENSEE will be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind.

V. RESEARCH

5.1	LICENSOR will provide research services in the form of: (i) review and comment on the candidates for the Phase III clinical studies sponsored by LICENSEE for a Licensed Product (the “STUDIES”), (ii) consultation with regard to the conduct of the STUDIES and (iii) reviewing and providing comments and supplementary analysis of the results of the STUDIES (collectively, the “SERVICES”). As consideration for the performance of the SERVICES, LICENSEE will pay LICENSOR (i) $50,000.00 within thirty (30) days of the EFFECTIVE DATE; and (ii) $1,300.00 per patient enrolled in the STUDIES for which SERVICES are provided after the date hereof, up to a maximum of $450,000.00 The amount due per patient shall be determined and paid on July 1 and December 31 of each year. LICENSEE will provide LICENSOR the opportunity to provide the SERVICES with respect to all patients enrolled in the STUDIES after the date hereof. If the STUDIES are interrupted or halted for any reason, and then later restarted or alternative STUDIES are commenced, the payments shall immediately resume for the SERVICES provided. For the avoidance of doubt, no fees shall be due for any STUDY for which LICENSOR does not provide SERVICES. If LICENSEE breaches any of the foregoing payment obligations, and such breach is not cured within forty-five (45) days of receiving notice of such breach from LICENSOR, then LICENSOR may immediately terminate this AGREEMENT by giving written notice to LICENSEE.

LICENSEE has expressed an interest in possibly licensing additional anti-microbial technologies that LICENSOR has licensed under the SYSTEM LICENSE AGREEMENT. Any funds provided to LICENSOR pursuant to this Section that are not used to furnish the SERVICES related to the STUDIES shall be used by LICENSOR to conduct research on such other technologies. Provided, however, LICENSEE shall not be deemed to have any rights with respect to such technologies or potential license.

VI. PATENTS AND INVENTIONS

6.1	The SYSTEM LICENSE grants UTMDACC the power to prosecute, and maintain the PATENT RIGHTS. LICENSOR will take reasonable action to require UTTMDACC to prosecute and maintain the PATENT RIGHTS pursuant to the SYSTEM LICENSE. LICENSEE will pay the out-of-pocket costs of searching, preparing, filing, prosecuting and maintaining patents and patent applications within the PATENT RIGHTS in accordance with Section 4.1(a), above. If LICENSEE notifies LICENSOR that it does not intend to pay the cost of filing, prosecuting or maintaining a patent application or patent included in the PATENT RIGHTS, or if LICENSEE fails to promptly confirm its intent to pay the cost of filing, prosecuting or maintaining a patent application or patent included in the PATENT RIGHTS upon inquiry from LICENSOR, or if LICENSEE is in arrears on any expense payments due under Section 4.1(a), then LICENSOR may elect to file, not file, continue prosecution or maintenance, or abandon such patent application or patent at its own expense without further notice to LICENSEE. In the event LICENSOR files or continues prosecution or maintenance of such patent application or patent at its expense, then LICENSEE’s rights to such patent application or patent under this AGREEMENT shall terminate in its entirety. With respect to those patent applications for which LICENSEE is paying costs (e.g., costs of preparation, filing and prosecution), LICENSOR will instruct its patent prosecution counsel to: provide LICENSEE with a copy of such patent application and all material documents received or filed during prosecution thereof; and provide copies of all material documents prepared by patent prosecution counsel for submission to governmental patent offices to LICENSEE for review and comment prior to filing, to the extent practicable under the circumstances. LICENSEE may at its own cost, provide comments to LICENSOR as to wording of claims, and responses to office actions prior to their submission to the appropriate patent office. LICENSOR shall consider comments made by LICENSEE regarding prosecution of the PATENT RIGHTS in good faith, but shall not be required to implement them. The parties agree that they share a common legal interest to get valid enforceable patents and that LICENSEE will keep all privileged information received pursuant to this Section confidential. LICENSOR agrees that to the extent UTMDACC controls the filings, prosecution or maintenance of patents and patent applications included in the PATENT RIGHTS, LICENSOR will be responsible for ensuring UTMDACC complies with the provisions of this Section applicable to such patents and patent applications.

VII. INFRINGEMENT BY THIRD PARTIES

7.1	LICENSEE, at its expense, shall have the first option to enforce LICENSOR’s rights in any patent exclusively licensed hereunder against infringement by third parties in the LICENSED FIELD and is entitled to retain recovery from such enforcement. After reimbursement of LICENSEE’s reasonable legal costs and expenses related to such recovery, LICENSEE agrees to pay LICENSOR 20% of any recovery (whether the award is for lost profits, a reasonable royalty, or another measure of damages). LICENSEE must notify LICENSOR in writing of any potential infringement in the LICENSED FIELD within thirty (30) calendar days of knowledge thereof. If LICENSEE does not file suit against a substantial infringer of an exclusively licensed patent in the LICENSED FIELD (or otherwise cause such substantial infringer to cease all infringing activities to LICENSOR’s reasonable satisfaction) within six (6) months of knowledge thereof, then LICENSOR may, at its sole discretion, enforce any patent licensed hereunder on behalf of itself and LICENSEE, with LICENSOR retaining 80% all recoveries from such enforcement and paying 20% to LICENSEE.

7.2	In any suit or dispute involving an infringer pursuant to Section 7.1, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access during regular business hours, to all relevant personnel, records, papers, information, samples, specimens, and the like in its possession.

VIII. PATENT MARKING

8.1	LICENSEE agrees that all packaging containing individual LICENSED PRODUCT(S), documentation therefor, and, when possible, actual LICENSED PRODUCT(S) sold by LICENSEE, AFFILIATES, and/or sublicensees of LICENSEE will be appropriately marked with the number of any applicable patent(s) licensed hereunder in accordance with each country's patent laws, including Title 35, United States Code, to the extent such marking is necessary or required to fully preserve PATENT RIGHTS in each such country.

IX. INDEMNIFICATION, INSURANCE AND

REPRESENTATIONS AND WARRANTIES

9.1	LICENSEE agrees to hold harmless and indemnify LICENSOR, its officers, employees, directors and agents from and against any claims, demands, or causes of action whatsoever, costs of suit and reasonable attorney’s fees, including without limitation, those arising under the SYSTEM LICENSE and those costs arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the rights granted hereunder by LICENSEE, its SUBLICENSEES, its AFFILIATES or any of their officers, employees, agents or representatives, provided however that the following is excluded from LICENSEE’s obligation to indemnify and hold harmless: (a) the negligent failure of LICENSEE to substantially comply with any applicable governmental requirements; (b) the negligence or willful malfeasance by LICENSEE, its officers, agents, directors or employees; (c) licenses, research agreements, evaluation agreements, material transfer agreements, confidentiality agreements, inter-institutional agreements and other agreements entered into by LICENSOR, the BOARD or UTMDACC that relate to the LICENSED SUBJECT MATTER, PATENT RIGHTS TECHNOLOGY RIGHTS and/or antimicrobial/antiseptic/antibacterial devices, compositions and processes created by Dr. Raad, individually and with others; (d) Great Lakes Pharmaceuticals, Inc; or (e) any breach of its representations warranties or covenants herein.

9.2	LICENSOR agrees to hold harmless and indemnify LICENSEE, its officers, employees, directors and agents from and against any claims, demands, or causes of action whatsoever, costs of suit and reasonable attorney’s fees, including without limitation, those costs arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from (i) licenses, research agreements, evaluation and material transfer agreements, material transfer agreements, confidentiality agreements, inter-institutional agreements and other agreements entered into by LICENSOR, the BOARD or UTMDACC that relate to the LICENSED SUBJECT MATTER, PATENT RIGHTS TECHNOLOGY RIGHTS and/or antimicrobial/antiseptic/antibacterial devices, compositions and processes created by Dr. Raad, individually and with others; (ii) Great Lakes Pharmaceuticals, Inc or (iii) any breach of its representations warranties or covenants herein.

9.3	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER EITHER PARTY KNOWS OR SHOULD KNOW OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING LIMITATION SHALL NOT LIMIT LICENSEE’S OBLIGATIONS UNDER SECTION 9.1 WITH RESPECT TO CLAIMS, DEMANDS AND CAUSES OF ACTION ARISING WITH RESPECT TO THE SYSTEM LICENSE.

9.4	Beginning at the time when any LICENSED SUBJECT MATTER is being distributed or sold for use in or by humans (including for the purpose of obtaining regulatory approvals) by LICENSEE, an AFFILIATE, or by a sublicensee, LICENSEE (directly, or indirectly through a sublicensee) shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $2,000,000 per incident and $5,000,000 annual aggregate, and LICENSEE shall use reasonable efforts to have the LICENSEE, the Board of Regents of the University of Texas System, the University of Texas System, the University of Texas M. D. Anderson Cancer Center, their Regents, officers, employees, students and agents, named as an additional insured. Such commercial general liability insurance shall provide: (i) product liability coverage; (ii) broad form contractual liability coverage for LICENSEE's indemnification under this AGREEMENT; and (iii) coverage for litigation costs. The minimum amounts of insurance coverage required herein shall not be construed to create a limit of LICENSEE's liability with respect to its indemnification under this AGREEMENT. For clarity, LICENSEE will have been deemed to comply with this Section 9.3 if a sublicensee procures the insurance as described above on behalf of LICENSEE in full compliance with all the provisions of this Section.

9.5	LICENSEE shall provide LICENSOR with written evidence of such insurance within thirty (30) calendar days of its procurement. Additionally, LICENSEE shall provide LICENSOR with written notice of at least fifteen (15) calendar days prior to the cancellation, non-renewal or material change in such insurance.

9.6	LICENSEE shall maintain such commercial general liability insurance beyond the expiration or termination of this AGREEMENT during: (i) the period that any LICENSED SUBJECT MATTER developed pursuant to this AGREEMENT is being commercially distributed or sold by LICENSEE, an AFFILIATE or by a sublicensee or agent of LICENSEE; and (ii) the five (5) year period immediately after such period.

9.7	LICENSOR represents and warrants to LICENSEE that:

(a)	it is a limited liability company duly organized and subsisting under the laws of the State of Texas, with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which Licensor is subject;

(b)	it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;

(c)	it has taken all necessary company action on its part required to authorize the execution and delivery of this Agreement;

(d)	the entering into and the delivery of this Agreement will not result in the violation of:

(i)	any of the provisions of the certificate of organization or operating of the LICENSOR;

(ii)	any agreement or other instrument to which the LICENSOR is a party or by which the LICENSOR is bound; or

(iii)	any applicable laws, rules or regulations;

(e)	this Agreement is a legal and valid obligation binding LICENSOR and is enforceable in accordance with its terms;

(f)	it is the owner with full right, power and authority to grant LICENSEE the rights and licenses granted to LICENSEE hereunder in accordance with the terms and conditions of this Agreement;

(g)	LICENSOR has not previously licensed, assigned, transferred, or otherwise conveyed any right, title or interest in, to or under the LICENSED SUBJECT MATTER; and the LICENSED SUBJECT MATTER is free and clear of any liens, charges, encumbrances or rights of others to possession or use that would have the effect of preventing LICENSEE from exercising the rights and licenses granted to it hereunder; and

(h)	any underlying agreements upon which LICENSOR relies for purposes of granting the rights and licenses to LICENSEE hereunder (true and complete copies of which have been supplied to Company), including the SYSTEM LICENSE AGREEMENT, are in full force and effect in accordance with their terms, and LICENSOR is not in breach thereof or default thereunder.

9.8	LICENSOR shall not amend or waive, or take any other action or commit any omission that would alter or affect, any of its rights under the SYSTEM LICENSE AGREEMENT, in any manner that would materially adversely affect LICENSEE’s rights and benefits hereunder or thereunder.

9.9	Except as expressly provided herein, LICENSOR disclaims all other warranties, express or implied, with respect to the LICENSED SUBJECT MATTER or LICENSOR’S rights thereto.

X. USE OF NAME

10.1	LICENSEE will not use the name of (or the name of any employee of) UTMDACC, SYSTEM or BOARD in any advertising, promotional or sales literature, on its Web site, or for the purpose of raising capital without the advance express written consent of BOARD secured through:

The University of Texas

M. D. Anderson Cancer Center

Legal Services, Unit 1674

P.O. Box 301407

Houston, TX 77230-1407

ATTENTION: [*]

Email: [*]

Notwithstanding the above, LICENSEE may use the name of (or name of employee of) UTMDACC, SYSTEM or BOARD in routine business correspondence, or as needed in appropriate regulatory submissions without express written consent.

XI. CONFIDENTIAL INFORMATION AND PUBLICATION

11.1	LICENSOR and LICENSEE each agree that information disclosed in connection with an examination under Section 4.3 and all information contained in documents marked “confidential” and forwarded to one by the other (i) are to be received in strict confidence, (ii) are to be used only for the purposes of this AGREEMENT, and (iii) will not be disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the disclosing party, except to the extent that the recipient party can establish by competent written proof that such information:

(a)	was in the public domain at the time of disclosure; or

(b)	later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; or

(c)	was lawfully disclosed to the recipient party by a third party having the right to disclose it; or

(d)	was already known by the recipient party at the time of disclosure; or

(e)	was independently developed by the recipient party without use of the disclosing party’s confidential information; or

(f)	is required by law or regulation to be disclosed.

11.2	Each party’s obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the disclosing party's confidential information as it uses to protect its own confidential information, but always at least a reasonable degree of care. This obligation will exist while this AGREEMENT is in force and for a period of five (5) years thereafter.

11.3	LICENSEE may disclose confidential information of LICENSOR, BOARD and/or UTMDACC to its sublicensees and potential sublicensees in accordance with Section 11.2, provided such recipient agrees in writing to keep such information confidential under obligations equivalent to or stricter than those agreed to by LICENSEE hereunder. The terms of this AGREEMENT (other than the identity of the parties and the LICENSED FIELD) shall be treated as confidential information of all parties, provided that LICENSEE may disclose the terms of this AGREEMENT to prospective sources of financing, investors, lenders, investment bankers and potential SUBLICENSEEs. Either party may disclose identity of the parties and the LICENSED FIELD to third parties.

XII. ASSIGNMENT

12.1	Except in connection with a merger or the sale or transfer of substantially all of LICENSEE's assets relating to this Agreement to a third party, this AGREEMENT may not be assigned by LICENSEE, in whole or in part, without the prior written consent of LICENSOR, which consent will not be unreasonably withheld or delayed. For any assignment to be effective: (a) the LICENSEE must timely pay LICENSOR the Assignment Fee specified in Section 4.1; and (b) the assignee must assume in writing (a copy of which writing will be provided to LICENSOR) all of LICENSEE's interests, rights, duties, and obligations under the AGREEMENT and agree to comply with all terms and conditions of the AGREEMENT as if the assignee were the original party (i.e., the LICENSEE) to the AGREEMENT.

XIII. TERM AND TERMINATION

13.1	Subject to Sections 13.2, 13.3 and 13.4 hereinbelow, the term of this AGREEMENT is from the EFFECTIVE DATE until the ROYALTY EXPIRATION DATE. LICENSEE shall have no obligation under this AGREEMENT to pay royalties for NET SALES of LICENSED PRODUCTS occurring after the ROYALTY EXPIRATION DATE.

13.2	LICENSOR shall have the right to terminate this AGREEMENT in its entirety upon thirty (30) calendar days prior written notice from LICENSOR to LICENSEE, if LICENSEE fails to achieve each of the following diligence milestones and provide evidence, reasonably satisfactory to LICENSOR, that each such milestone has been achieved by the due date:

(a)	First SALE of a LICENSED PRODUCT on or before the earlier of (i) five years from the Effective Date or (ii) two years following receipt of the final report from a Pivotal Trial. “Pivotal Trial” means a human clinical trial intended to provide the substantial evidence of efficacy necessary to support the filing of n approvable NDA or PMA with the FDA;

(b)	Initiation of a Pivotal Trial for a LICENSED PRODUCT within 18 months following LICENSEE’s receipt of the final report from the first human clinical trial conducted by LICENSEE involving the Licensed Product;

(c)	LICENSEE shall raise $7.5 Million in COMPANY FUNDING on or before the third anniversary of the EFFECTIVE DATE; and

(d)	During each of the three years of the Agreement following the Effective Date, the cumulative direct and indirect costs and expenses (including overhead) incurred by LICENSEE and its AFFILIATES AND SUBLICENSEES on the research, development, manufacture and commercialization of Licensed Products will, equal or exceed the following amounts: (i) year 1: $2,500,000, (ii) year 2, $1,000,000 and (iii) year 3, $1,000,000.

As used in this Section 13.3, “COMPANY FUNDING” shall be calculated by adding together the following amounts: (1) one hundred percent (100%) of cash actually received by LICENSEE from investors to purchase an equity or ownership interest in LICENSEE; (2) fifty percent (50%) of grant money and/or research and development funds actually received by LICENSEE from a governmental body or independent third party, provided that such funds are required to be spent by or on behalf of LICENSEE for future research and development of a LICENSED PRODUCT; (3) one hundred percent (100%) of research and development funds actually received by LICENSEE from a sublicensee, provided that such funds are required to be spent by or on behalf of LICENSEE for future research and development of a LICENSED PRODUCT; and (4) 100% of royalties received by LICENSEE from a sublicensee from the SALE of a LICENSED PRODUCT less any royalty owed to LICENSOR pursuant to Section 4.1(d) and Section 4.1(i).

13.4	Subject to any rights herein which survive termination, this AGREEMENT will earlier terminate in its entirety:

(a)	automatically, if LICENSEE becomes bankrupt or insolvent and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; or

(b)	upon forty-five (45) calendar days written notice from LICENSOR, if LICENSEE breaches or defaults on the payment or report obligations of ARTICLE IV (excluding the license documentation fee specified in Section 4.1(b), for which no cure period applies), or use of name obligations of ARTICLE X, unless, before the end of such forty-five (45) -calendar day notice period, LICENSEE has cured the default or breach to LICENSOR’s reasonable satisfaction, and so notifies LICENSOR, stating the manner of the cure; or

(c)	upon ninety (90) calendar days written notice from LICENSOR if LICENSEE breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of such ninety (90) calendar-day notice period, LICENSEE has cured the default or breach to LICENSOR’s reasonable satisfaction and so notifies LICENSOR, stating the manner of the cure; or

(d)	at any time by mutual written agreement between LICENSEE and LICENSOR upon one hundred eighty (180) calendar days written notice to all parties and subject to any terms herein which survive termination; or

(e)	As set forth in Sections 13.3 and 15.9; or

(f)	immediately, upon written notice from LICENSOR, if LICENSEE has defaulted or been late on its payment obligations pursuant to the terms of this AGREEMENT on any three (3) occasions in an eighteen (18) month period; or

(g)	immediately, upon written notice from LICENSOR, if LICENSEE fails to timely pay the license fee specified in Section 4.1(b); or

(h)	without cause, by LICENSEE, upon one hundred eighty (180) calendar days written notice from LICENSEE to LICENSOR; or

13.5	Upon termination of this AGREEMENT:

(a)	nothing herein will be construed to release either party of any obligation maturing prior to the effective date of the termination; and

(b)	The provisions of ARTICLES IX (Indemnification and Insurance), X (Use of Name) and XI (Confidential Information and Publication) shall survive termination of this AGREEMENT; and

(c)	LICENSEE may, for a period of one year after the effective date of the termination of this AGREEMENT in its entirety, sell all LICENSED PRODUCTS and parts therefor that it has on hand at the date of termination, if LICENSEE pays the earned royalty thereon and any other amounts due pursuant to ARTICLE IV of this AGREEMENT; and

(d)	Subject to Section 13.5(c), LICENSEE agrees to cease and desist any use and all SALE of the LICENSED SUBJECT MATTER and LICENSED PRODUCTS upon termination of this AGREEMENT.

XIV. SUPERIOR RIGHTS

14.1	LICENSEE understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America (“Government”) and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government's rights under any such agreement and any applicable law or regulation. To the extent that there is a conflict between any such agreement, applicable law or regulation and this AGREEMENT, the terms of such Government agreement, applicable law or regulation shall prevail. To the extent the LICENSED SUBJECT MATTER was developed under a funding agreement with the Government, LICENSEE shall comply with the requirements of such funding agreement and any applicable law or regulation, including any requirements for United States manufacture. Accordingly, LICENSEE agrees that any LICENSED PRODUCTS developed under a funding agreement with the Government will be manufactured substantially in the United States, to the full extent required under applicable law and regulations, unless a written waiver is obtained in advance from the GOVERNMENT. LICENSEE will promptly advise LICENSOR if such a written waiver is requested and/or obtained.

14.2	LICENSEE understands, acknowledges and agrees that LICENSOR, by this AGREEMENT, makes no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the LICENSED SUBJECT MATTER. LICENSOR, by this AGREEMENT, also makes no representation as to whether any patent covered by PATENT RIGHTS is valid or as to whether there are any patents now held, or which will be held, by others or by, LICENSOR, SYSTEM or UTMDACC in the LICENSED FIELD, nor does LICENSOR make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by LICENSOR, UTMDACC OR SYSTEM.

XV. GENERAL

15.1	This AGREEMENT constitutes the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof will be made except by a written document signed by both parties.

15.2	Any notice required by this AGREEMENT must be given by prepaid, first class, certified mail, return receipt requested, or by overnight delivery by a nationally recognized delivery service with signature proof of delivery, and addressed in the case of LICENSOR to:

Novel Anti-Infective Technologies, LLC

4207 Clearwater Ct.

Missouri City, TX 77459

ATTENTION: David McWilliams

or in the case of LICENSEE to:

Leonard Meron Biosciences, Inc.

11 Commerce Drive, First Floor

Cranford, NJ 07016

ATTENTION: Myron Holubiak, CEO

or such other addresses as may be given from time to time under the terms of this notice provision.

15.3	LICENSEE must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT. LICENSEE acknowledges that the LICENSED SUBJECT MATTER is subject to U. S. export control jurisdiction. LICENSEE agrees to comply with all applicable international and national laws that apply to the LICENSED SUBJECT MATTER, including U.S. Export Administration Regulations, as well as end-user, end-use, and destination restrictions applied by the United States.

15.4	This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America and of the State of Texas, without regard to its conflict of law provisions. The Texas State Courts of Harris County, Texas (or, if there is exclusive federal jurisdiction, the United States District Court for the Southern District of Texas) shall have exclusive jurisdiction and venue over any dispute arising out of this AGREEMENT, and LICENSEE consents to the jurisdiction and venue of such courts. Nothing in this AGREEMENT shall be deemed as a waiver by BOARD, SYSTEM or UTMDACC of its sovereign immunity.

15.5	Omitted.

15.6	Failure of LICENSOR or LICENSEE to enforce a right under this AGREEMENT will not act as a waiver of right or the ability to later assert that right relative to the particular situation involved.

15.7	Headings included herein are for convenience only and will not be used to construe this AGREEMENT.

15.8	If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless will remain enforceable.

15.9	In the event that LICENSEE brings an action before any court, agency or tribunal seeking to invalidate or otherwise challenge the enforceability of or BOARD’s ownership of any patent included in the PATENT RIGHTS, then LICENSOR may immediately terminate this AGREEMENT upon written notice to LICENSEE. Any such dispute regarding the validity, enforceability or ownership of any patent included in the PATENT RIGHTS shall be litigated in the courts located in Houston, Texas, and LICENSEE agrees not to challenge personal jurisdiction in that forum. To the extent that LICENSEE unsuccessfully challenges the validity or enforceability of any patent included in the PATENT RIGHTS, LICENSEE agrees to reimburse UTMDACC and BOARD for all costs and fees (including attorney’s fees) paid by UTMDACC and BOARD in defending against such challenge. LICENSEE understands and agrees that, in the event LICENSEE successfully challenges the validity or enforceability of any patent included in the PATENT RIGHTS, all payments or other consideration made or otherwise provided by LICENSEE to LICENSOR prior to a final, non-appealable adjudication of invalidity and/or unenforceability shall be non-refundable. The obligations of this Section shall survive the expiration or termination of this AGREEMENT.

15.10	This AGREEMENT may be executed by the parties in counterparts (each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. All signatures need not be on the same counterpart page.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this PATENT AND TECHNOLOGY LICENSE AGREEMENT.

LEONARD-MERON BIOSCIENCES, INC.		NOVEL ANTI-INFECTIVE TECHNOLOGIES, LLC

By	/s/ Myron Holubiak	By	/s/ David B. McWilliams
Printed Name:	Myron Holubiak	Printed Name:	David B. McWilliams
Title:	Chief Executive Officer	Title:	Chairman

EXHIBIT 1

PART A -SALVAGE

MDA No. (each an individual technology)	Inventors	IDR Title	U.S. and foreign patent application/patent numbers
MDA03-038	Issam I Raad, M.D.	Antimicrobials in Combination with Chelators and Ethanol for the Rapid Eradication of Microorganisms Embedded in Biofilm	U.S. Patent No.: 7,601,731; EP Serial No.: 04754538.9; CA Serial No.: 2,528,522; U.S. Serial No.: 13/095,262; U.S. Serial No.: 13/621,628

i

EXHIBIT 2

MDA03-038: “Licensed Field” means the medical use of compositions comprising tetracycline, a chelator, and an alcohol as a salvage catheter lock/flush (i.e. not maintenance catheter lock/flush) solution in indwelling catheters, provided that such composition does not contain any antibiotics or other antimicrobials other than one or more tetracyclines. As used in this AGREEMENT, “tetracycline” means minocycline, tigecycline, doxycycline, demeclocycline, anhydrotetracycline, chlorotetracycline, or epioxytetracycline or equivalent drug in the tetracycline class. Notwithstanding the foregoing, the Licensed Field shall not include the Excluded Fields, set forth below.

Excluded Fields:

The Licensed Field(s) of use set forth above shall not include any of the “Excluded Fields.” As used herein, “Excluded Fields” means the following:

(1)	the coating of catheters in combination with antibiotics or other antimicrobials and the resultant catheters, including, but not limited to, any use of an antibiotic or other antimicrobial that creates a coating on or otherwise coats a catheter with an antibiotic or other antimicrobial;

(2)	Antimicrobial gloves, including but not limited to: antimicrobial medical gloves for examination and/or surgical applications; and antimicrobial gloves for industrial and/or food-service applications; and

(3)	cardiac pacemakers, cardiac defibrillators, cardiac pacemaker leads; and cardiac defibrillator leads, (collectively, “Cardiac Devices”) which either may be coated with antimicrobial agents or placed into or covered by a receptacle, mesh, envelope, pouch, sleeve, sheath, boot, jacket or other cover (collectively “Pouch(es)”) coated with antimicrobial agents; (b) surgical site repair mesh, including but not limited to hernia repair mesh and incisional wound closure mesh, in each case coated with antimicrobial agents, (c) Pouches into which one or more of the following devices are placed, in whole or in part: implantable infusion devices (i.e. drug pumps) (including leads, adapters and extensions for such devices); and (d) pulse generators (i.e., non-cardiac and vagus nerve stimulators) (including leads, adapters and extensions for such devices) which either may be coated with antimicrobial agents or placed into Pouch(es).

ii